Exhibit 99.1

For Immediate News Release

January 30, 2013

AVALONBAY COMMUNITIES, INC. ANNOUNCES

2012 OPERATING RESULTS, DIVIDEND INCREASE

AND INITIAL 2013 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended December 31, 2012 was $122,356,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.19 for the quarter ended December 31, 2012, compared to EPS of $3.38 for the comparable period of 2011, a decrease of 64.8%. For the year ended December 31, 2012, EPS was $4.32 compared to $4.87 for the comparable period of 2011, a decrease of 11.3%.

The decreases in EPS for the quarter and year ended December 31, 2012 from the prior year periods are due primarily to decreases in real estate asset sales and related gains coupled with capital markets activity and acquisition costs for the expected Archstone Acquisition (as defined below). These declines are offset in part by increases in Net Operating Income (“NOI”) from existing and newly developed and acquired communities and a decline in net interest expense.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended December 31, 2012 increased 6.7% to $1.27 from $1.19 for the comparable period of 2011.  FFO per share for the year ended December 31, 2012 increased 16.4% to $5.32 from $4.57 for 2011.  Adjusting for the non-routine items in this release, FFO per share would have increased for the three months and full year ended December 31, 2012 by 15.9% and 18.5%, respectively over the comparable period in 2011.

The following table compares the Company’s actual results for the quarter and year ended December 31, 2012 to the outlook provided in its third quarter 2012 earnings release in October 2012:

	Per Share
	4Q12	2012

Projected FFO per share - October 2012 Outlook (1)	$ 1.43	$ 5.47
Archstone Acquisition related costs (2)	(0.16)	(0.14)
Superstorm Sandy expenses	(0.01)	(0.02)
Joint Venture promote and overhead	0.01	0.01
FFO per share reported results	$ 1.27	$ 5.32

(1) Represents the mid-point of the Company’s October 2012 Outlook. (2) Consists primarily of impact of capital markets activity and professional fees related to the expected Archstone Acquisition.

Commenting on the Company’s results, Tim Naughton, CEO and President, said, “Our fourth quarter results capped a year of solid performance marked by our second consecutive year of double-digit FFO growth. We expect apartment fundamentals to remain healthy in 2013 and in anticipation of continued growth in 2013 from our development platform, our current communities and the addition of the Archstone portfolio, our Board approved a 10.3% increase to our quarterly dividend.”

Operating Results for the Quarter Ended December 31, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $20,249,000, or 7.9% to $275,772,000. For Established Communities, rental revenue increased 5.0%, attributable to increases in average rental rates of 4.7% and Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $9,324,000 to $194,332,000. Operating expenses for Established Communities increased $1,672,000, or 3.0%, to $57,925,000. Accordingly, NOI for Established Communities increased by 5.9%, or $7,652,000, to $136,407,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the fourth quarter of 2012 compared to the fourth quarter of 2011:

Q4 2012 Compared to Q4 2011

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.1%	3.9%	2.7%	18.9%
Metro NY/NJ	4.8%	(0.9%)	7.5%	30.8%
Mid-Atlantic	1.8%	5.6%	0.5%	12.3%
Pacific NW	11.1%	(6.1%)	19.1%	3.7%
No. California	9.5%	2.8%	12.1%	19.8%
So. California	4.8%	12.1%	1.9%	14.5%
Total	5.0%	3.0%	5.9%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

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Operating Results for the Year Ended December 31, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $74,656,000, or 7.5% to $1,064,033,000.  For Established Communities, rental revenue increased 5.8%, attributable to increases in average rental rates of 5.6% and Economic Occupancy of 0.2%. Total revenue for Established Communities increased $41,672,000 to $763,405,000. Operating expenses for Established Communities increased $4,106,000, or 1.8%, to $231,537,000. Accordingly, NOI for Established Communities increased by 7.6%, or $37,566,000, to $531,868,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2012 as compared to the year ended December 31, 2011:

Full Year 2012 Compared to Full Year 2011

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	4.2%	3.0%	4.9%	19.2%
Metro NY/NJ	5.5%	1.3%	7.3%	30.1%
Mid-Atlantic	3.6%	4.7%	3.2%	12.7%
Pacific NW	9.6%	(1.8%)	15.0%	3.7%
No. California	10.1%	0.7%	14.0%	19.8%
So. California	4.9%	0.6%	7.0%	14.5%
Total	5.8%	1.8%	7.6%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development and Redevelopment Activity

During the fourth quarter of 2012, the Company started the construction of three communities: Avalon Wharton, located in Wharton, NJ, Avalon Ossining, located in Ossining, NY, and AVA Little Tokyo, located in Los Angeles, CA. These three communities will contain 696 apartment homes when completed, and will be developed for an estimated Total Capital Cost of $202,800,000. During 2012, the Company started construction of 12 communities which will contain a total of 3,290 apartment homes for an expected aggregate Total Capital Cost of $891,300,000.

During the fourth quarter of 2012, the Company completed the development of two communities: Avalon Green II, located in Greenburgh, NY and Avalon at Wesmont Station I, located in Wood-Ridge, NJ. These two communities contain 710 apartment homes and were constructed for an aggregate Total Capital Cost of $166,100,000.  During 2012, the Company completed the construction of eight communities containing 1,934 apartment homes for a Total Capital Cost of $513,100,000.

The Company also acquired four land parcels during the quarter ended December 31, 2012 for an aggregate purchase price of approximately $24,700,000.  The Company has started or anticipates starting construction in 2013 on three of these land parcels.

During the fourth quarter of 2012, the Company commenced the redevelopment of two communities that contain 1,096 apartment homes and will be redeveloped for an estimated Total Capital Cost of $31,700,000, excluding costs incurred prior to redevelopment.

During the fourth quarter of 2012, the Company completed the redevelopment of four communities, two under our AVA brand and two under our Avalon brand. These communities contain 1,111 apartment homes and were redeveloped for an aggregate Total Capital Cost of $41,300,000, excluding costs incurred prior to redevelopment.

During 2012, the Company completed the redevelopment of eleven communities containing 2,903 apartment homes for a Total Capital Cost of $105,900,000, excluding costs incurred prior to redevelopment.

Archstone Acquisition

As disclosed in November 2012, the Company and Equity Residential Trust agreed to acquire all of the assets and assume all of the liabilities of Archstone Enterprise LP (“Archstone”).  Under the Company’s agreements related to this transaction, the Company will acquire, directly and indirectly, approximately 40% of the assets and assume 40% of the liabilities of Archstone (the “Archstone Acquisition”).

The Company expects to provide the following consideration for the Archstone Acquisition:

•                  the issuance of 14,889,706 shares of its common stock to Lehman Brothers Holdings Inc (“Lehman”);

•                  cash payment of $669,000,000;

•                  the assumption of indebtedness discussed under “2013 Financial Outlook”;

•                  an obligation to pay, when presented for redemption from time to time, approximately $132,200,000 in respect of the liquidation value of and accrued dividends on outstanding Archstone preferred units; and

•                  the assumption of 40% of all other liabilities, known or unknown, of Archstone, other than certain excluded liabilities.

Acquisition Activity

During the fourth quarter of 2012, the Company acquired Eaves Burlington, located in Burlington, MA. Eaves Burlington is a garden-style community consisting of 203 apartment homes and was acquired for a purchase price of $40,250,000.

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Disposition Activity

During the fourth quarter of 2012, the Company sold two communities: Avalon Wildreed and Avalon Highgrove, both located in Everett, WA.  These communities, containing a total of 625 apartment homes, were sold for an aggregate sales price of $94,500,000. The dispositions resulted in an aggregate gain in accordance with GAAP of $50,080,000 and an Economic Gain of $28,735,000. The weighted average Initial Year Market Cap rate for these two communities was 5.3%, and the unleveraged IRR over a 12.2 year average holding period was 9.4%.

Also during the fourth quarter of 2012, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold three communities: Avalon Paseo Place, located in Fremont, CA, Avalon Skyway, located in San Jose, CA, and Avalon at Aberdeen Station, located in Aberdeen, NJ.  These communities, containing a total of 772 apartment homes, were sold for $187,150,000.  The Company’s share of the gain in accordance with GAAP was $6,501,000.

In conjunction with the disposition of these communities, Fund I repaid $89,142,000 of related secured indebtedness in advance of the scheduled maturity dates. This resulted in charges for prepayment penalties and a write off of deferred financing costs, of which the Company’s portion was approximately $530,000, and was reported as a reduction of Joint Venture Income.

Additionally, in the fourth quarter of 2012, the Company recognized income from a residual profit interest of $1,857,000 related to the sale of a community in Kirkland, WA, which the Company had developed and managed for an unrelated third party.

In January 2013, Fund I sold Avalon Yerba Buena, located in San Francisco, CA. This community contains 160 apartment homes and 32,000 square feet of retail space, and was sold for $103,000,000.

Also, in January 2013, AvalonBay Value Added Fund II, L.P. (“Fund II”) sold Avalon Rothbury, located in Gaithersburg, MD. Avalon Rothbury contains 205 apartment homes and was sold for $39,600,000.

Financing, Liquidity and Balance Sheet Statistics

In December 2012, the Company entered into an amendment to increase its borrowing capacity under its unsecured credit facility from $750,000,000 to $1,300,000,000.  In addition, the Company extended the term of the credit facility from September 2015 to April 2017, with two further six month extension options available. As part of the amendment, the Company’s current margin over LIBOR decreased from 1.075% to 1.05%, and its annual facility fee decreased from 17.5 basis points to 15.0 basis points.

At December 31, 2012, the Company had no amounts outstanding under its $1,300,000,000 unsecured credit facility.

At December 31, 2012, the Company had $2,783,651,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the year ended December 31, 2012 was 73%. Interest Coverage for the fourth quarter of 2012 was 4.7 times.

New Financing and Refinancing Activity

To pre-fund the expected Archstone Acquisition, the Company raised equity and debt in the fourth quarter of 2012 as summarized below.

•     The Company issued 16,675,000 shares of its common stock at a per share price of $130.00, resulting in net proceeds after fees and expenses of approximately $2,102,718,000.

•     The Company also issued $250,000,000 principal amount of unsecured notes under its existing shelf registration statement. The unsecured notes mature in March 2023 and were issued at a 2.85% coupon rate. The notes have an effective interest rate of 3.00%, including the effect of fees and expenses.

Separately the Company repaid $201,600,000 principal amount of its 6.125% coupon unsecured notes pursuant to their scheduled maturity in November 2012.

First Quarter 2013 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2013 of $1.07 per share of the Company’s common stock (par value of $0.01 per share). The declared dividend is a 10.3% increase over the Company’s prior quarterly dividend of $0.97 per share. The dividend is payable on April 15, 2013 to common stockholders of record as of March 29, 2013.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the ratio of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate

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investment trusts, and expected growth in taxable income.

2013 Financial Outlook

The following presents the Company’s financial outlook for 2013, the details of which are summarized in the full Earnings Release.  All amounts presented, unless otherwise indicated, include the impact of the expected Archstone Acquisition discussed in this release.

In setting operating expectations for 2013, management considered third party macroeconomic forecasts, local market conditions and performance at individual communities.  Management expects continued, moderate economic growth for 2013.  Positive annual rental revenue growth in our Established Communities is expected in all regions. Projected EPS is expected to be within a range of $2.28 to $2.64 for the full year 2013.

The Company expects 2013 Projected FFO per share to be in the range of $4.11 to $4.47 representing a 19.4% decrease from full year 2012 FFO per share of $5.32, at the midpoint of the range. This outlook for projected EPS and Projected FFO per share for 2013 includes the cash charge for transaction costs and prepayment fees from the repayment of assumed indebtedness associated with the Archstone Acquisition. The Company has assumed that substantially all of the transaction costs and prepayment penalties associated with the Archstone Acquisition will be incurred in the first quarter of 2013. The timing of recognition of such charges is subject to uncertainty and may be recognized in future quarters.

For the first quarter of 2013, the Company expects projected loss per share, diluted within a range of $1.31 to $1.27.  The Company expects Projected FFO per share in the first quarter of 2013 to be a loss within a range of $0.66 to $0.62. This outlook includes the expected first quarter 2013 cash charge for transaction costs and prepayment fees from the repayment of assumed indebtedness associated with the Archstone Acquisition.

The Company’s 2013 financial outlook is based on a number of assumptions and estimates, which are provided in this release. The primary assumptions and estimates include the following:

Property Operations

•             The Company expects an increase in Established Communities’ rental revenue of 3.5% to 5.0%.

•             The Company expects an increase in Established Communities’ operating expenses of 3.0% to 4.0%.

•             The Company expects an increase in Established Communities’ NOI of 4.0% to 5.5%.

Development

•             The Company currently has 23 communities under development and expects to acquire certain communities that Archstone currently has under development.  Including development opportunities the Company expects to acquire from Archstone, the Company anticipates starting between $1,400,000,000 and $1,600,000,000 of new development.

•     The Company expects to disburse between $1,200,000,000 and $1,400,000,000 related to current and expected development communities including the incremental spend for Archstone development communities the Company expects to acquire, and the cost of acquiring land for future development.

•     The Company expects to complete, the development of nine communities currently under construction and one community currently being constructed by Archstone for an aggregate Total Capital Cost of approximately $575,000,000.

Redevelopment Activity

The Company currently has five communities under redevelopment and expects to invest between $75,000,000 and $125,000,000 in its redevelopment communities during 2013.

Acquisition & Disposition Activity

The Company expects to complete the Archstone Acquisition during the first quarter of 2013, and expects the acquisition will consist primarily of direct and indirect interests in operating and development communities as discussed by the Company in its November 26, 2012 press release.

The final composition of net assets, both wholly owned and those owned through joint ventures, that the Company will acquire under the Archstone Acquisition is subject to change through and up to the closing of the expected acquisition.

In addition to the communities it expects to acquire as part of the Archstone Acquisition and excluding transactions that have closed and are discussed in this Earnings Release, the Company expects to be active in both acquisition and disposition activity for its wholly owned portfolio in 2013. This activity, detailed in the following paragraphs, pertains primarily to continued shaping and repositioning and considers the impact of communities we expect to acquire as part of the Archstone Acquisition.

•     The Company anticipates selling approximately $700,000,000 of operating communities. The Company’s expected sales for 2013 include approximately $300,000,000 of operating communities that we expect to either acquire as part of the Archstone Acquisition and sell immediately following the Archstone Acquisition, or which will be sold prior to the Archstone Acquisition.

•     The Company expects to acquire approximately $300,000,000 of operating communities in addition to the Archstone Acquisition.

•     The Company expects Fund I to continue to sell operating communities, with an additional $150,000,000 of planned sales in 2013, of which the Company’s indirect ownership interest is approximately 15%.

Capital Markets

The Company expects to assume indebtedness under the Archstone Acquisition with a fair value of approximately $4,100,000,000, consisting of $3,700,000,000 principal amount for consolidated

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borrowings, $238,300,000 principal amount for our proportionate share of debt related to unconsolidated joint ventures, and $197,500,000 representing the amount by which the fair value of the aforementioned debt exceeds the principal face value.  The Company expects to repay approximately $1,700,000,000 principal amount of this assumed indebtedness concurrent with or immediately following the Archstone Acquisition.

In addition to the common shares the Company expects to issue to Lehman and the net amount of indebtedness the Company expects to assume in conjunction with the Archstone Acquisition, the Company expects to raise between $700,000,000 and $900,000,000 of new capital in 2013.

Based on changes in the Company’s capital markets outlook for 2013, coupled with its current liquidity position, a previously planned 2013 debt issuance subject to an interest rate protection agreement put in place in 2011 is no longer anticipated to occur.  As a result the Company anticipates recognizing a charge of approximately $55,000,000 in 2013, as reflected in its 2013 outlook.

Impact of Archstone Acquisition

The Company’s outlook includes the expected operating results from the Archstone Acquisition for the 10 months of 2013 subsequent to the expected acquisition on March 1, 2013.  In addition, the Company’s 2013 outlook includes the following impacts of its actual and expected capital markets activity associated with the Archstone Acquisition:

•	Issuance of common stock in November 2012, that will be outstanding for the full year 2013,
•	Expected issuance of common shares to Lehman on March 1, 2013, which will be outstanding for one month in the first quarter of 2013 and for 10 months during 2013, and
•	Interest recognized on the $250 million of debt securities issued in December 2012.

The expected Archstone Acquisition also includes several non-routine charges that are included in the Company’s 2013 outlook as discussed in this release. The table below details the expected non-routine items included in the Company’s 2013 outlook, which are predominantly those expected to be incurred as a result of the Archstone Acquisition.

	Projected FFO / Share

	1Q13	2013

Projected FFO per share (1)	$ (0.64)	$ 4.29

Non-routine items (estimated):

Acquisition and other non-routine costs	1.03	0.99
Debt prepayment penalties and hedge unwind	0.94	0.87

Projected FFO per share after non-routine items (2)	$ 1.33	$ 6.15

(1)	Represents the mid-point of the Company’s 2013 outlook.
(2)

If the Company had not entered into the Archstone Acquisition agreement and not incurred the related pursuit costs and capital markets activity, the Company estimates that its Projected FFO per share for 2013 would have been $5.90.

First Quarter 2013 Conference Schedule

Management is scheduled to present at Citi’s Global Property CEO Conference from March 3 – 6, 2013. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on January 31, 2013 at 1:00 PM ET to review and answer questions about this release, its fourth quarter and full year 2012 results, the Attachments (described below) and related matters. To participate on the call, dial 877-510-2397 domestically and 763-416-6924 internationally, and use Conference ID: 86328657.

To hear a replay of the call, which will be available from January 31, 2013 at 5:00 PM ET to February 6, 2013 at 11:59 PM ET, dial 855-859-2056 domestically and 404-537-3406 internationally, and use Access Code: 86328657.  A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of December 31, 2012, the Company owned or held a direct or indirect ownership interest in 203 apartment communities containing 59,391 apartment homes in nine states and the District of Columbia, of which 23 communities were under construction and five communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 1-703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for

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which we have already incurred costs; adverse capital market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability.

In addition, any forward-looking statements or forecasts relating to the business, prospects, operating statistics or financial results that relate to or may be expected to result from the Archstone Acquisition are based on expectations, forecasts and assumptions that are inherently speculative and are subject to substantial risks and uncertainties, many of which we cannot predict with accuracy and some of which we may not have anticipated.  As a result, the actual operating statistics and financial results that relate to or may be expected to result from the Archstone Acquisition may differ materially from the Company’s forecasts.  Risks, uncertainties and other factors related to the Archstone Acquisition that might cause such differences include, among other things, the following: the Archstone Acquisition may not close at the time or on the terms that we currently expect; assumptions concerning the availability and/or terms of financing, including among other things obtaining lender consents to the assumption of indebtedness related to the Archstone

Acquisition may not be realized; obtaining joint venture partner consents to the assumption of partnership interest related to the Archstone Acquisitions may not be realized; we may not be able to integrate the assets and operations acquired in the Archstone Acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities related to the Archstone Acquisition for which we may be responsible that were unknown to us at the time we agreed to the Archstone Acquisition or at the time of this release; and our assumptions concerning risks relating to our lack of control of joint ventures and our ability to successfully dispose of certain assets may not be realized.

Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors,” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements,” and in other disclosures contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including but not limited to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2012. The Company does not undertake a duty to update forward-looking statements, including its expected 2013 operating results and other financial data forecasts contained in this release (including, without limitation, forward-looking statements in this release relating to the Archstone Acquisition). The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year

	2012	2011	2012	2011

Net income attributable to common stockholders	$122,356	$323,085	$423,869	$441,622
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	66,036	65,053	265,627	256,986
Distributions to noncontrolling interests, including discontinued operations	7	7	28	27
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(6,501)	(1,319)	(7,972)	(3,063)
Gain on sale of previously depreciated real estate assets	(51,262)	(273,415)	(146,311)	(281,090)
Gain on acquisition of unconsolidated real estate entity	--	--	(14,194)	--

FFO attributable to common stockholders	$130,636	$113,411	$521,047	$414,482

Average shares outstanding - diluted	102,863,336	95,509,173	98,025,152	90,777,462

Earnings per share - diluted	$1.19	$3.38	$4.32	$4.87

FFO per common share - diluted	$1.27	$1.19	$5.32	$4.57

The Company’s results for the quarter and year ended December 31, 2012 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items
Decrease (Increase) in Net Income and FFO
(dollars in thousands)

	Q4	Q4	Full Year	Full Year

	2012	2011	2012	2011

Acquisition costs (1)	$ 9,704	$ -	$ 9,965	$ 1,010
Asset reductions (2)	3,321	-	3,321	14,052
Prepayment penalties and write off of deferred financing costs	288	5,820	2,070	5,820
Joint venture related gains and costs (3)	(1,290)	1,088	(4,995)	1,493
Legal settlements and severance related costs	-	500	1,362	100
Gain on sale of land	-	-	(280)	(13,716)
Interest income on escrow	-	-	-	(2,478)

Total non-routine items	$ 12,023	$ 7,408	$ 11,443	$ 6,281

Weighted Average Dilutive Shares Outstanding	102,863,336	95,509,173	98,025,152	90,777,462

Incremental Shares for expected Archstone Acquisition (4)	4,893,750		1,230,123

(1) Amounts for 2012 consist primarily of capital markets related costs and professional fees incurred for the expected Archstone Acquisition.

(2) Amounts for 2012 include losses incurred related to Superstorm Sandy, and the write off of certain costs related to a commercial tenant.  Amounts for 2011 relate to the impairment of unimproved land parcels.

(3) Represents the Company’s proportional share of gains and related costs for joint venture acquisition and disposition activity.

(4) Represents the increase in weighted average outstanding shares issued in connection with the expected Archstone Acquisition.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2013 to the range provided for projected earnings (loss) per share (diluted) is as follows:

	Low	High
	Range	Range

Projected loss per share (diluted) - Q1 2013	($1.31)	($1.27)
Projected depreciation (real estate related)	0.67	0.67
Projected gain on sale of operating communities	(0.02)	(0.02)

Projected FFO loss per share (diluted) - Q1 2013	($0.66)	($0.62)

Projected EPS (diluted) - Full Year 2013	$ 2.28	$ 2.64
Projected depreciation (real estate related)	2.59	2.95
Projected gain on sale of operating communities	(0.76)	(1.12)

Projected FFO per share (diluted) - Full Year 2013	$ 4.11	$ 4.47

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year

	2012	2011	2012	2012	2012	2012	2011

Net income	$ 122,384	$ 322,965	$ 86,747	$ 156,821	$ 57,609	$ 423,562	$ 441,370
Indirect operating expenses, net of corporate income	7,862	8,096	7,396	8,617	8,036	31,911	30,550
Investments and investment management expense	1,545	1,266	1,582	1,499	1,446	6,071	5,126
Expensed acquisition, development and other pursuit costs	9,601	330	608	901	239	11,350	2,967
Interest expense, net	36,117	37,640	33,985	33,193	33,626	136,920	167,814
Loss on extinguishment of debt, net	–	1,940	–	–	1,179	1,179	1,940
General and administrative expense	7,703	7,847	8,372	8,316	9,710	34,101	29,371
Joint venture loss (income)	(11,113)	(1,607)	(5,553)	(2,073)	(2,175)	(20,914)	(5,120)
Depreciation expense	65,567	60,996	65,005	63,882	61,571	256,026	239,060
Casualty and impairment loss	1,449	–	–	–	–	1,449	14,052
Gain on sale of real estate assets	(51,262)	(273,415)	–	(95,329)	–	(146,591)	(294,806)
(Income) loss from discontinued operations	(2,885)	(1,272)	(2,315)	(3,363)	(3,935)	(12,495)	(7,880)
Gain on acquisition of unconsolidated real estate entity	–	–	(14,194)	–	–	(14,194)	–

NOI from continuing operations	$ 186,968	$ 164,786	$ 181,633	$ 172,464	$ 167,306	$ 708,375	$ 624,444

Established:
New England	$ 28,033	$ 27,299	$ 27,374	$ 27,263	$ 26,631	$ 109,301	$ 104,229
Metro NY/NJ	40,766	37,922	40,356	39,955	38,947	160,026	149,088
Mid-Atlantic	19,157	19,063	18,618	18,722	18,816	75,313	72,975
Pacific NW	6,226	5,229	5,984	5,651	5,572	23,433	20,374
No. California	24,571	21,917	24,316	23,235	22,793	94,915	83,234
So. California	17,654	17,326	17,224	17,023	16,979	68,880	64,401

Total Established	136,407	128,756	133,872	131,849	129,738	531,868	494,301
Other Stabilized	22,778	18,881	23,078	20,722	20,141	86,722	69,328
Development/Redevelopment	27,783	17,149	24,683	19,893	17,427	89,785	60,815

NOI from continuing operations	$ 186,968	$ 164,786	$ 181,633	$ 172,464	$ 167,306	$ 708,375	$ 624,444

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2011 through December 31, 2012 or classified as held for sale at December 31, 2012).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2012	2011	2012	2011

Income from discontinued operations	$ 2,885	$ 1,272	$ 12,495	$ 7,880
Interest expense, net	--	886	133	4,808
Loss on extinguishment of debt	--	3,880	602	3,880
Depreciation expense	197	2,318	4,068	11,209

NOI from discontinued operations	$ 3,082	$ 8,356	$ 17,298	$ 27,777

NOI from assets sold	1,027	6,465	9,486	20,484
NOI from assets held for sale	2,055	1,891	7,812	7,293

NOI from discontinued operations	$ 3,082	$ 8,356	$ 17,298	$ 27,777

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year

	2012	2011	2012	2011

Rental revenue (GAAP basis)	$ 194,266	$ 184,947	$ 763,125	$ 721,427
Concessions amortized	50	433	404	4,010
Concessions granted	(54)	(88)	(191)	(1,318)

Rental revenue (with concessions on a cash basis)	$ 194,262	$ 185,292	$ 763,338	$ 724,119

% change -- GAAP revenue	5.0%		5.8%

% change -- cash revenue	4.8%		5.4%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended December 31, 2012 as well as prior years’ activities is presented in the full earnings release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2012 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 122,356
Interest expense, net	36,117
Depreciation expense	65,567
Depreciation expense (discontinued operations)	197

EBITDA	$ 224,237

EBITDA from continuing operations	$ 169,893
EBITDA from discontinued operations	54,344

EBITDA	$ 224,237

EBITDA from continuing operations	$ 169,893

Interest expense, net	$ 36,117

Interest coverage	4.7

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the full year ended December 31, 2012 is as follows (dollars in thousands):

NOI for Established Communities	$ 531,868
NOI for Other Stabilized Communities	86,722
NOI for Development/Redevelopment Communities	89,785
NOI for discontinued operations	17,298
Total NOI generated by real estate assets	$ 725,673
NOI on encumbered assets	195,001

NOI on unencumbered assets	$ 530,672

Unencumbered NOI	73%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations of the beginning of the prior year.  Therefore, for 2012, Established Communities are consolidated communities that have stabilized operations as of January 1, 2011 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.